EXHIBIT 10.16.4

MONSANTO COMPANY LONG-TERM INCENTIVE PLAN

Terms and Conditions
of this Fiscal Year
Restricted Stock Unit Grant

You have received an Award of Restricted Stock Units (the “Units”) under the Monsanto Company Long-Term Incentive Plan (the “Plan”). The Grant Date and the number of Units initially covered by this Award (the “Initial Number of Units”) are set forth in the document you have received entitled “Restricted Stock Units Statement.” The maximum number of Units that you may receive under this Award (the “Maximum Number of Units”) is two times the Initial Number of Units. The Restricted Stock Units Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.

     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Stock Units Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.

     2. Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Restricted Stock Units Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive Dividend Equivalents with respect to the Units, subject to withholding pursuant to paragraph 6 below. “Dividend Equivalents” are cash payments equal to the cash dividends that would have been paid to you if you had been the record owner of a number of Shares equal to the number of Units subject to this Award (determined in accordance with paragraph 3(c) below) on the applicable record date. Dividend Equivalents shall be paid to you on or as promptly as reasonably practicable following the payment date for the corresponding cash dividends. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares.

     3. Vesting of Units. (a) 162(m) Performance Goal. In order to vest in the Maximum Number of Units or any lesser number of Units under this Award, the 162(m) Performance Goal must be met (as determined and certified by the Committee following August 31, 200   ). The “162(m) Performance Goal” is that the

Company’s Net Income, as defined in the next sentence, must exceed zero for the period September 1, 200    through August 31, 200   . “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and (ii) plus or minus other income and expense; all as reported in the Company’s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) research and development writeoffs on acquisitions, (IV) impact of liabilities and expenses related to Solutia, Inc. (V) unbudgeted business sales and divestitures; and (VI) the cumulative effects of changes in accounting methodology made after August 31,     .

        (b) EPS and Cash Flow Goals. If the Section 162(m) Performance Goal is met, then the number of Units eligible for vesting under this Award will be determined one-third based upon the Company’s achievement of cumulative earnings per share (the “EPS Goal”), one-third based upon the Company’s achievement of cumulative cash flow (the “Cash Flow Goal”), and one-third based upon the Company’s achievement of return on capital (the “ROC Goal,” and, together with the EPS Goal and the Cash Flow Goal, the “Goals” and each, singularly, a “Goal”) for fiscal years 200    and 200    as compared to the goals set forth in Exhibit A hereto. Not later than November 15, 200   , the Committee will determine the extent to which the Goals have been met and the number of Units eligible for vesting under this Award and the number of Units to be forfeited, as follows.

Below Threshold-Level Performance: For each Goal as to which performance is below threshold level, one-third of the Initial Number of Units shall be forfeited.

Above Threshold-Level/Below Target Performance: For each Goal as to which performance is above threshold level but below target level, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by interpolating between 50% and 100%, based on the relationship between actual performance and target-level performance for that Goal.

Target-Level Performance: For each Goal as to which target-level performance is achieved, one-third of the Initial Number of Units shall be eligible for vesting.

Above Target-Level Performance: For each Goal as to which greater than target-level performance is achieved, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by interpolating between 100% and 200%, based on the relationship between actual performance and target-level performance for that Goal.

        (c) Number of Units; Effect of Forfeiture. From the Grant Date through November 14, 200   , the number of Units subject to this Award shall be the Initial Number of Units. If the 162(m) Performance Goal is not met, or if neither of the Goals is met at the threshold level or above, all Units under this Award will be forfeited as of November 15, 200   . Otherwise, the number of Units subject to this Award from November 15, 200    through August 31, 200    shall be the number of Units (if any) that are eligible for vesting after application of the

foregoing and those Units will vest effective as of August 31, 200   , except as otherwise provided below.

        (d) Effect of Termination of Employment. If your employment terminates before August 31, 200   as a result of a Termination without Cause or your Retirement, Disability or death, then effective as of August 31, 200   , a number of Units shall vest, equal to (i) the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above, times (ii) a fraction, the numerator of which is the number of days from September 1, 200   through your date of termination, and the denominator of which is 730. If your employment terminates after August 31, 200    and before August 31, 200   as a result of a Termination without Cause or your Retirement, Disability or death, effective as of August 31, 200   , a number of Units subject to this Award shall vest, equal to the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above. If your employment terminates before August 31, 200    for any other reason, all Units subject to this Award shall be forfeited as of the date of your termination.

     4. Delivery of Shares. (a) Vested Units. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award, subject to withholding as provided in paragraph 6 below. Such delivery shall take place on or as promptly as reasonably practicable after August 31, 200   , unless and to the extent a valid Deferral Election (as defined below) applies. During any period from September 1, 2007 until such delivery occurs, for purposes of your entitlement to Dividend Equivalents with respect to this Award, the number of Units subject to this Award on any given date shall be the number of such Units that have vested but with respect to which no such delivery has yet occurred as of that date.

        (b) Deferral Elections. You shall be permitted to elect to defer delivery of Shares with respect to the Units (if any) that vest pursuant to this Award, in accordance with the rules set forth below and any rules and procedures that may hereafter be adopted by the Committee or its delegee. Such elections (“Deferral Elections”) must be made no later than August 31, 200   , and will be irrevocable once made; provided, that any Deferral Elections that you may have made shall become null and void upon your Termination of Employment for any reason on or before August 31, 200   . You may make a Retirement Election, a Date Certain Election, or both. A “Retirement Election” means a Deferral Election pursuant to which the vested Units to which it relates will be settled by delivery of a number of Shares equal to the number of such vested Units, either in a lump sum or in monthly installments over a period of up to ten (10) years, with such lump sum or the first such installment to be delivered during the January next following the date of your Retirement or any subsequent January. A “Date Certain Election” means a Deferral Election pursuant to which the vested Units to which it relates will be settled by delivery of a number of Shares equal to the number of such vested Units, in a lump sum as soon as reasonably practicable following a specified date (the applicable “Date Certain”), which must be later than August 31, 200   .

        (c) Settlement of Deferred Units. Any of your vested Units as to which a Date Certain Election is in effect shall be settled in accordance with such Date Certain Election, unless your Termination of Employment occurs before the applicable Date Certain. Upon your Retirement after August 31, 200   , any portion of your vested Units as to which a Retirement Election is in effect shall be paid in accordance with that Retirement Election, and the remaining balance (if any)

of your vested Units shall be settled by delivery of Shares in a single lump sum as soon as reasonably practicable thereafter. Upon your Termination of Employment after August 31, 200    for any reason other than a Retirement, any remaining vested Units that have not yet been settled (whether subject to a Retirement Election or a Date Certain Election) shall be settled by delivery of Shares in a single lump sum as soon as reasonably practicable thereafter.

        (d) Hardship Withdrawals. Upon your written request or that of your legal representative, the Committee may (but shall not be required to) settle all or a portion of your deferred vested Units by delivery of Shares on a date after August 31, 200   but before the date otherwise provided by the applicable Deferral Election, to the extent the Committee determines to be necessary (i) to alleviate an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii) of the Code or (ii) as a result of your being “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

        (e) Fractional Shares. Whenever any Units are to be settled in installments, the number of Units in any given installment shall be rounded to the nearest whole number to avoid a requirement to deliver a fractional share.

        (f) Certain Distributions to Key Employees. Notwithstanding the foregoing, any settlement of your units that occurs under the second or third sentences of Section 4(c) as a result of your Retirement or other Termination of Employment shall not be made before the earliest time permitted by Section 409A(a)(2)(B)(i) of the Code, to the extent that Section is applicable.

     5. Change of Control. Upon the occurrence of a Change of Control, notwithstanding any other provision of this Award Certificate other than paragraph 6, the number of Units subject to this Award shall vest in full and be settled by delivery of Shares to you in a single lump sum. For this purpose, (a) the number of Units subject to this Award shall be determined pursuant to paragraph 3(c) above as of the date of such Change of Control, except that if the date of the Change of Control is after August 31, 200   and before November 15, 200   , the adjustments to the number of Units pursuant to paragraphs 3(a) and (b) shall apply effective as of the date of such Change of Control, and (b) if you have had a Termination of Employment before the date of such Change of Control, the provisions of paragraph 3(d) shall also apply. Notwithstanding the foregoing, delivery of your Shares shall not be accelerated as a result of a Change of Control except to the extent permitted under Section 409A(a) of the Code.

     6. Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive Dividend Equivalents and to receive Shares in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with the payment of those Dividend Equivalents or the delivery of those Shares. With respect to the delivery of Shares, you must make arrangements satisfactory to the Company for the payment of any such taxes. While the Company reserves the right to modify the methods of tax withholding that it deems acceptable, as of the time that this Award Certificate is being delivered to you, such tax withholding may be satisfied by (i) cash or check, (ii) delivery of previously owned Shares, or (iii) withholding by the Company of Shares that would otherwise be delivered to you in settlement of such Units. No more than the minimum required withholding will be permitted under clauses (ii) and/or (iii) of the preceding sentence.

     7. No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.

     8. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.

     9. Amendment. The terms and conditions of this Award Certificate may not be amended in a manner adverse to you without your consent; provided, that this Award Certificate, and the terms and conditions of any Deferral Elections, may be amended as necessary to ensure compliance with Section 409A of the Code.

     10. Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of the Units. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary.

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